Exhibit 19
THE AZEK COMPANY INC.

INSIDER TRADING POLICY

This Insider Trading Policy (this “Policy”) provides prohibitions and guidelines to Insiders (as defined below) of The AZEK Company Inc., and its subsidiaries (collectively, the “Company”) with respect to transacting in Company securities or derivatives thereof. This Policy has been adopted by the Company’s Board of Directors (the “Board”) and may only be amended by the Board.

Applicability of Policy

This Policy applies to all transactions in the Company’s common stock, as well as other securities that the Company may issue from time to time, and derivative securities relating to any such securities, whether issued by the Company (i.e., employee, director or consultant stock options, warrants or convertible preferred stock or debt) or issued by a third party (i.e., exchange-traded options). The Policy applies to: (i) all directors and officers of the Company and any employees of, or consultants to, the Company; (ii) all members of the immediate family or household of any person referred to in (i); and (iii) any entity owned or controlled by any such person (collectively, all such persons are referred to in this Policy as “Insiders”). The Company may also determine that other persons should be subject to this Policy, such as contractors who have access to Material Nonpublic Information (as defined in Annex A to this Policy).

This Policy imposes the following principal restrictions with respect to the trading activity of Insiders:

•a prohibition against insider trading (see “Prohibition Against Insider Trading”)
•a prohibition against specified transactions in Company securities (see “Prohibited Transactions in Company Securities”)
•for designated “Designated Persons,” special trading restrictions (see “Special Trading Restrictions for Designated Persons”)

As further described below, Insiders are responsible for ensuring that the transaction of any securities complies with this Policy.

General Statement of Policy

Insiders are prohibited from using Material Nonpublic Information acquired by the Insider for their own personal or economic benefit and are further prohibited from disclosing any Material Nonpublic Information to any person who is not authorized by the Company to have access to such information. This Policy has been adopted to promote compliance with U.S. insider trading laws and regulations and avoid any appearance of impropriety. The U.S. Securities and Exchange Commission (the “SEC”), U.S. Attorneys and state law enforcement authorities investigate and pursue insider trading violations vigorously and have adopted sophisticated surveillance techniques to identify insider trading transactions. Under federal securities laws, individuals who engage in illegal insider trading or tipping can be liable for substantial criminal and civil penalties.

Prohibition Against Insider Trading

1.No Transactions on the Basis of Material Nonpublic Information. Insiders shall not, directly or indirectly, engage in any transaction involving the purchase, sale or gift of any Company security, including common stock or any other security that the Company may issue, or any “derivative security”, if he or she possesses Material Nonpublic Information regarding the Company (see Annex A to this Policy for a discussion of this term).

The only exceptions to this prohibition are described below under “Permitted Transactions”. During the period that the Insider possesses Material Nonpublic Information and absent an exception, an Insider will have to forgo a proposed transaction in Company securities, even though he or she may have planned to execute the transaction before learning of the Material Nonpublic Information and even though failure to execute the transaction may result in an economic loss to, or the nonrealization of anticipated profit by, the Insider.

2.No Tipping of Material Nonpublic Information. An Insider shall not disclose (“tip”) Material Nonpublic Information to any person (including a family or household member) who is not specifically authorized by the Company to have access to such information. If the Material Nonpublic Information is used by the person tipped by the Insider to transact in Company securities, the Insider will be legally responsible for the consequences of the transaction as if he or she was transacting for his or her own account. Likewise, an Insider shall not make any recommendations or express opinions about Company securities to any other person on the basis of Material Nonpublic Information regarding the Company, even if the Insider does not actually tip the Material Nonpublic Information to the other person.

3.Maintaining Confidentiality of Material Nonpublic Information. All Material Nonpublic Information relating to the Company is the property of the Company and the Company has the sole and exclusive right to determine how and when to disclose such information to the public. Unless specifically authorized by the Company, no Insider should publicly disclose Material Nonpublic Information.

4.Prohibition Extends to Inside Information Regarding Other Companies. This Policy and the guidelines described herein also apply to Material Nonpublic Information relating to other companies, including the Company’s competitors, customers, vendors and suppliers. Information that is not material to the Company may nevertheless be material to such other company. Criminal or civil penalties and internal disciplinary actions, including possible termination of employment, may result from trading on Material Nonpublic Information regarding such other companies. An Insider must treat Material Nonpublic Information concerning such other companies in the same manner as it would treat Material Nonpublic Information relating directly to the Company.

5.Prohibition Extends to Post-Termination Transactions. This Policy continues to apply to transactions in Company securities even after termination of service to the Company. If an individual is in possession of Material Nonpublic Information when his or her service terminates, that individual may not trade in Company securities until that information has become public or is no longer material.

Prohibited Transactions in Company Securities

1.Short Sales. Short sales of Company securities (i.e., the sale of a security that the seller does not own) may evidence an expectation on the part of the seller that the securities will decline in value, and therefore have the potential to signal to the market that the seller lacks confidence in the Company’s prospects. In addition, short sales may reduce a seller’s incentive to seek to improve the Company’s performance. For these reasons, short sales of Company securities are prohibited. In addition, Section 16(c) of the Securities Exchange Act of 1934 (the “Exchange Act”) prohibits officers and directors from engaging in short sales of Company equity securities.

2.Options and Other Derivative Securities. Transactions in options and other derivative securities are speculative in nature and may create the appearance that a director, officer or employee is trading based on Material Nonpublic Information. Accordingly, transactions in put options, call options or other derivative securities are prohibited by this Policy.

3.Hedging Transactions. Hedging and monetization transactions can be accomplished through a number of possible mechanisms, including through the use of financial instruments such as prepaid variable forwards, equity swaps, collars and exchange funds. Such hedging transactions may permit a director, officer or employee to continue to own Company securities obtained through employee benefit plans or otherwise, but without the full risks and rewards of ownership. When that occurs, the director, officer or employee may no longer have the same objectives as the Company’s other shareholders. Therefore, directors, officers and employees are prohibited from engaging in any such transactions.

4.Margin Accounts and Pledged Securities. Securities held in a margin account as collateral for a margin loan may be sold by the broker without the customer’s consent if the customer fails to meet a margin call. Similarly, securities pledged, hypothecated or otherwise used as collateral for a loan or other indebtedness may be sold in foreclosure if the borrower defaults or otherwise fails to perform the underlying obligations. A margin sale or foreclosure sale may occur at a time when the owner is aware of Material Nonpublic Information or otherwise is not permitted to trade in Company securities. For these reasons, directors, officers and other employees are prohibited from pledging, hypothecating or otherwise using Company securities as collateral for a loan or other form of indebtedness, including, without limitation, holding Company securities in a margin account as collateral for a margin loan.

5.Standing and Limit Orders. Standing and limit orders (except standing and limit orders under approved Trading Plans, as described below) create heightened risks for insider trading violations similar to the use of margin accounts. There is no control over the timing of purchases or sales that result from standing instructions to a broker, and as a result, the broker could execute a transaction when a director, officer or other employee is in possession of Material Nonpublic Information. The Company therefore discourages placing standing or limit orders on Company securities. If a person subject to this Policy determines that they must use a standing order or limit order, the order should be limited to short duration and should otherwise comply with the guidelines outlined below.

Permitted Transactions

1.Transactions under Company Plans. This Policy does not apply in the case of the following transactions, except as specifically noted:

•Stock Option Exercises. This Policy does not apply to the exercise of an employee stock option acquired pursuant to the Company’s plans, or to the exercise of a tax withholding right pursuant to which a person has elected to have the Company withhold shares subject to an option to satisfy tax withholding requirements. This Policy does apply, however, to any sale of any shares of common stock as part of a broker-assisted cashless exercise of an option, or any other market sale for the purpose of generating the cash needed to pay the exercise price of an option.
•Restricted Stock Awards. This Policy does not apply to the vesting of restricted stock, or the exercise of a tax withholding right pursuant to which a person elects to have the Company withhold shares of stock to satisfy tax withholding requirements upon the vesting of any restricted stock. The Policy does apply, however, to any market sale of any shares of common stock delivered in connection with the vesting of restricted stock.
•401(k) Plan or Employee Stock Purchase Plan. Should the Company offer investing in Securities as an option under its 401(k) plan or its Employee Stock Purchase Plan, this Policy’s trading restrictions will not apply to purchases of securities in the plans resulting from an Insider’s periodic contribution of money to either plan pursuant to his or her payroll deduction election, or to purchases of securities resulting from an Insider’s reinvestment of dividends paid on shares of securities held in his or her plan accounts. The trading restrictions will apply, however, to an Insider’s election to participate in the plans as well as to elections made under the plans to (a) increase or decrease the percentage of the periodic contributions that will be allocated to the Company stock account, (b) make an intra-plan transfer of an existing account balance into or out of the Company stock account, (c) borrow money against the plan accounts if the loan will result in a liquidation of some or all of the Insider’s Company’s stock account balance, and (d) prepay a plan loan if the prepayment will result in allocation of funds to the Company stock account
•Other Similar Transactions. Any other purchase of Company securities from the Company or sales of Company securities to the Company are not subject to this Policy.

2.Trading Plans. Trading under the Exchange Act provides a defense from insider trading liability under Rule 10b-5. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a Rule 10b-5 plan (a “Trading Plan”) for transactions in Company securities that meets certain conditions specified in Rule 10b-5. If the plan meets the requirements of Rule 10b5-1, Company securities may be purchased or sold without regard to certain insider trading restrictions. To comply with this Policy, a Trading Plan must be approved in advance by the Company by the Chief Legal Officer and meet the requirements of Rule 10b5-1 and those included in Annex B hereto. Once the Trading Plan is adopted, no further preapproval of transactions conducted pursuant to such plan will be required, unless such Trading Plan is amended or modified.

3.Transactions Not Involving a Purchase or Sale. Investments in a mutual fund or other collective investment vehicle (e.g., hedge fund, Exchange Traded Fund or ETF) that is invested in Company securities are not transactions subject to this Policy if such fund or other investment vehicle (1) is publicly traded and widely held, (2) is broad-based and diversified, and (3) has investment discretion for fund investments exercised by an independent third party. Insiders should consult with the Chief Legal Officer if they have questions whether a specific fund is considered “broad-based and diversified.”

Special Trading Restrictions for Designated Persons

1.Designated Persons. Because of their position with the Company, persons who are “Designated Persons” will be automatically deemed to possess Material Nonpublic Information regarding the Company from time to time throughout the year. During such Black Out Periods (discussed below), Designated Persons are prohibited from purchasing or selling Company securities except as provided by this Policy. Designated Persons consist of the Company’s:

•directors;
•executive officers;
•those employees who will be deemed to have ongoing exposure to Material Nonpublic Information because of the nature of their jobs;
•all members of the immediate family or household of any persons referred to above, and
•any entity owned or controlled by any persons referred to above.

The list of Designated Persons will be reviewed periodically by the Company and updated as necessary and will be available upon request to the Chief Legal Officer. Given the nature of their jobs, senior members of the Finance, Accounting, Legal and Compliance, Investor Relations and Communications teams will always be considered Designated Persons. Any person designated a Designated Person shall be subject to the restrictions contained in this Policy applicable thereto as long as he or she holds that position unless notified in writing that he or she is no longer a Designated Person.

2.Black Out Periods. Generally, a Designated Person may only transact in Company securities outside a “Black Out Period” (although no such transactions are permitted even outside a Black Out Period if the Designated Person is in possession of Material Nonpublic Information at the time of the transaction). Black Out Periods are those periods of time commencing when quarterly or annual financial results become known (or are deemed to be known) to Designated Persons until the time when such information has been disseminated to the public.

The Company has established its Black Out Period as the time period commencing 10 days prior to the end of a fiscal quarter until two full trading days following the issuance of the public disclosure of the Company’s financial results for the most recently completed fiscal quarter or financial year. Annex C to this Policy provides an illustration of a quarterly Black Out Period. During this period, except in compliance with this Policy, Designated Persons are prohibited from purchasing or selling Company securities.

In rare circumstances, the Chief Legal Officer, in consultation with the Chief Executive Officer and the Chair of the Nominating and Corporate Governance Committee, may delay the commencement of the Black Out Period so long as (i) no Material Nonpublic Information exists, and (ii) exigent circumstances warrant a delay in the Blackout Period.

3.Exceptions to Purchases and Sales during Black Out Periods. A Designated Person may transact in Company securities during the Black Out Period only under the circumstances permitted herein under the header “Permitted Transactions”. In addition to such transactions, there may also be certain circumstances that arise from time to time in which a Designated Person, upon prior approval of the Chief Legal Officer after consultation with the Chair of the Nominating and Corporate Governance Committee, can transact during a Black Out Period without compliance with Rule 10b5-1. A Designated Person should only expect approval to be forthcoming in rare circumstances where the Designated Person can definitively demonstrate that he or she does not possess, and has no ready access to, Material Nonpublic Information.

4.Suspension of Transactions Outside of Blackout Periods. Even outside of a Blackout Period, a Designated Person may be prohibited from transacting in Company securities due to the existence of Material Nonpublic Information concerning the Company that has not been disclosed in the earnings release. If the need arises to suspend transactions in Company securities by Designated Persons outside of a Blackout Period, the Company will deliver prompt notification of such suspension to all Designated Persons. The delivery of the notice should be treated by all Designated Persons as Material Nonpublic Information and should not be disclosed to any other person.

5.Preclearance of All Transactions by Designated Persons. It is the Company’s policy to require that Designated Persons of the Company notify the Chief Legal Officer in advance of their intention to transact in Company securities. A request for preclearance should be submitted to the Chief Legal Officer in writing by email at least two business days in advance of the proposed transaction. When a request for preclearance is made, the requestor should carefully consider whether he or she may be aware of any Material Nonpublic Information about the Company, and should describe fully those circumstances to the Chief Legal Officer. If the requestor is subject to Section 16 of the Exchange Act, he or she should also indicate whether he or she has effected any non-exempt “opposite-way” transactions within the past six months, and should be prepared to report the proposed transaction on an appropriate Form 4 or Form 5. If necessary, the requestor should also be prepared to comply with SEC Rule 144 and file Form 144 at the time of any sale. If a proposed transaction receives preclearance, the precleared trade must be effected within three business days of receipt of preclearance unless an exception is granted or the person becomes aware of Material Nonpublic Information before the trade is executed, in which case the preclearance is void and the trade must not be completed. Transactions not effected within the time limit would be subject to preclearance again. The Chief Legal Officer is under no obligation to approve a transaction submitted for preclearance, and may determine not to permit the transaction. If a person seeks preclearance and permission to engage in the transaction is denied, then he or she should refrain from initiating any transaction in Company securities, and should not inform any other person of the restriction. This preclearance procedure will allow the Company to advise the Designated Person of any prohibitions with respect to purchases and sales and of other securities law requirements applicable to the transaction, including those set forth in Section 16 under the Exchange Act or Rule 144 under the Securities Act of 1933, as amended. The Chief Legal Officer may, but are not required to, consult with the Chair of the Nominating and Corporate Governance Committee in connection with the preclearance procedure. Any transactions proposed to be made by the Chief Legal Officer will be subject to preclearance by the Chief Executive Officer or the Chief Financial Officer under the same terms.

The Company may also find it necessary from time to time to require compliance with the preclearance process for employees of, and consultants to, the Company who are temporarily or regularly in possession of Material Nonpublic Information. The Company will notify each of these employees or consultants of the need to preclear their purchases and sales of Company securities as and when this is required.

Possible Criminal and Civil Liability and/or Disciplinary Action for Misuse of Material Nonpublic Information

1.Criminal and Civil Liability for Trading on Material Nonpublic Information. An Insider may be subject to significant monetary penalties and jail time, as the legal landscape evolves, for engaging in transactions in Company securities at a time when he or she has knowledge of Material Nonpublic Information regarding the Company. This is in addition to possible disgorgement of profits from the transactions by the purchasers or sellers harmed in the transactions.

2.Criminal and Civil Liability for Tipping. An Insider may also be criminally and civilly liable for transactions by any person based upon Material Nonpublic Information regarding the Company disclosed by an Insider or upon recommendations or expressed opinions by the Insider about a transaction in Company securities in reliance upon Material Nonpublic Information. The SEC has, in the past, imposed large penalties on persons who tipped Material Nonpublic Information, even when the tipper did not profit personally from the transaction. The SEC, the stock exchanges and the NYSE utilize sophisticated electronic surveillance techniques to uncover insider trading based upon tipping of Material Nonpublic Information.

3.Possible Disciplinary Action by the Company for Trading on or Tipping Material Nonpublic Information. An Insider who violates this Policy may also be subject to disciplinary action by the Company, which may include ineligibility for future participation in the Company’s stock-based plans, loss of other benefits, reprimand or termination of employment.

4.Controlling Person Liability. If the Company fails to take appropriate steps to prevent illegal insider trading, the Company may have “controlling person” liability for a trading violation, with civil penalties of up to the greater of $1 million and three times the profit gained or loss avoided, as well as a criminal penalty of up to $25 million. The civil penalties can extend personal liability to the Company’s officers, directors and other supervisory personnel if they fail to take appropriate steps to prevent insider trading.

Insider’s Responsibility for Compliance

Persons subject to this Policy have ethical and legal obligations to maintain the confidentiality of information about the Company and to not engage in transactions in Company securities while in possession of Material Nonpublic Information. Each individual is responsible for making sure that he or she complies with this Policy, and that any family member, household member or entity whose transactions are subject to this Policy, as discussed above, also comply with this Policy. In all cases, the responsibility for determining whether an individual is in possession of Material Nonpublic Information rests with that individual, and any action on the part of the Company, the Chief Legal Officer or any other employee or director pursuant to this Policy (or otherwise) does not in any way constitute legal advice or insulate an individual from liability under applicable securities laws. One could be subject to severe legal penalties and disciplinary action by the Company for any conduct prohibited by this Policy or applicable securities laws, as described above. If Insiders become aware of a violation of this Policy, Insiders should promptly report the violation by following the reporting guidelines in the Company’s Code of Conduct and Ethics, under the “Compliance, Reporting and Accountability” section thereof.

Acknowledgement and Certification

This Policy will be delivered to all directors, officers, employees and designated outsiders on an annual basis and to all new directors, officers, employees and designated outsiders at the start of their employment or relationship with the Company. Upon first receiving a copy of this Policy or any revised versions, each director, executive officer and other employee designated as a Designated Person must sign an acknowledgment that he or she has received a copy of this Policy and agrees to comply with its terms.

Further Inquiries

The Company encourages Insiders to reach out with any questions they may have with respect to any of the matters set forth in this Policy. All such questions should be directed to the Chief Legal Officer.

The Chief Legal Officer may consult with the Chair of the Nominating and Corporate Governance Committee as appropriate. The Chief Legal Officer may delegate any of his or her authority and/or responsibilities under this Policy to another member of the Company’s legal department at his or her discretion.

Annex A: Definition of Material Nonpublic Information

It is not possible to define all categories of material information concerning the Company. However, information should be treated as “Material Nonpublic Information” if:

•there is a reasonable likelihood that the information would be considered important to a reasonable investor in making an investment decision with respect to the purchase or sale of Company securities, including any information that could be expected to affect the price of Company securities, whether it is positive or negative; and
•the information has not been previously disclosed by the Company to the general public (for instance, through the Dow Jones “broad tape,” newswire services, a broadcast on widely-available radio or television programs, publication in a widely-available newspaper, magazine or news website, or public disclosure documents filed with the SEC that are available on the SEC’s website) or has been disclosed but not fully absorbed by the marketplace because sufficient time has not elapsed (for the purposes of this Policy, information will be not considered public until after the close of trading on the first full trading day following the Company’s widespread public release of the information). Depending on the particular circumstances, the Company may determine that a longer or shorter period should apply to the release of specific Material Nonpublic Information.

In all cases in which an Insider is not certain that information in his or her possession is Material Nonpublic Information, the Insider should exercise caution and treat the information as if it is Material Nonpublic Information. There are, however, general categories of information that are particularly important to the Company and, as a general rule, should always be considered material, regardless of whether the information is considered to be positive or negative to a particular investment decision.

Examples of these types of information include, but are not limited to:

•financial condition or results;
•projections of future financial condition, operations or results;
•receipt of or delay in receiving any key regulatory approvals;
•significant changes or developments in products or product lines, research or technologies;
•pending or proposed acquisitions or mergers;
•pending or proposed acquisitions or dispositions of significant amounts of assets;
•pending or proposed partnerships, joint ventures or spin-offs;
•impending defaults on indebtedness, bankruptcy or other financial liquidity problem;
•new major contracts, orders, suppliers, customers or finance sources, or the loss thereof;
•pending or proposed stock splits, reverse stock splits, recapitalization plans, stock repurchases or calls of securities for redemption;
•pending or proposed equity or debt offerings;
•an imminent change in the Company’s credit rating by a rating agency;
•significant financial exposure in actual or threatened litigation;
•major changes in senior management;

•significant cybersecurity incidents;
•significant changes in dividend policy; and
•significant pricing changes.

When securities transactions become the subject of inquiry, they are scrutinized after the fact, with the benefit of hindsight. As a result, before engaging in any transaction, all persons covered by this Policy should consider carefully how regulators and others might regard the transaction in hindsight. Although all transactions could be problematic in hindsight, sales or dispositions in particular have the potential to be very closely scrutinized after any adverse event that significantly impacts Company securities. Any person who is unsure whether the information that he or she possesses is material or nonpublic should consult the Chief Legal Officer for guidance before engaging in any transaction.

Annex B: Requirements for Trading Plans

All Trading Plans (and any amendment or modification thereto) must comply with Rule 10b5-1 of the Exchange Act, and must meet the following minimum conditions:

1.Pre-Approval. Anyone wishing to establish a Trading Plan must first receive approval from the Chief Legal Officer. Any Trading Plan must be submitted for approval in writing by email to the Chief Legal Officer at least five business days prior to the entry into such plan. The Trading Plan must be in writing and signed by the Insider.

2.Material Nonpublic Information and Black Out Periods. An Insider desiring to enter into or modify a Trading Plan must enter into or modify the plan at a time when he or she is not aware of any Material Nonpublic Information about the Company or otherwise subject to a Black Out Period, whether scheduled or unscheduled. Directors and officers will be required to certify that he or she is not aware of Material Nonpublic Information about the Company and is adopting or modifying the Trading Plan in good faith and not as part of a plan or scheme to evade the prohibitions of the Exchange Act Section 10(b) and Rule 10b-5.

3.Waiting Period. The Company requires a waiting period between the date the Trading Plan is adopted or modified and the date of the first transaction under such plan or following such modification. For directors and officers subject to Section 16 of the Exchange Act, the first transaction may not occur until the later of 90 days after the adoption or modification of the Trading Plan or the second business day following the public disclosure of the Company’s financial results in a Form 10-Q or Form 10-K for the fiscal quarter in which the Trading Plan was adopted or modified. For all other persons subject to this policy, the Company requires a 30-day waiting period between the date the Trading Plan is adopted or modified and the date of the first transaction under such Trading Plan or following such modification.

4.Timing of Plan Amendment, Modification or Termination. Each Trading Plan used by an Insider may be amended, modified or terminated only (a) when such individual is not subject to a Black Out Period, whether scheduled or unscheduled, (b) when the Insider does not otherwise possess Material Nonpublic Information about the Company, and (c) after approval by the Chief Legal Officer, unless terminated in the context of termination of employment or directorship. Amended and modified Trading Plans are subject to waiting periods described above.

5.Limited Discretion. Once the Trading Plan is adopted, the Insider must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.

6.Mandatory Suspension. Each Trading Plan used by an Insider must provide for suspension of trades under such plan (a) at the discretion of the Company, or (b) if legal, regulatory or contractual restrictions are imposed on the Insider, or other events occur, that would prohibit sales under such plan.

With respect to any purchase or sale under a Trading Plan, the third party effecting transactions on the behalf of the Insider should be instructed to send duplicative confirmations of all such transactions to the Chief Legal Officer (through email, duplicate confirmation directly from the broker, or otherwise) immediately, but no later than the day after execution of the transaction.

Subject to certain exceptions, no Insider may have more than one Trading Plan in effect at any given time. Any Insider that wishes to enter into more than one Trading Plan at the same time must first consult with the Chief Legal Officer.

All capitalized terms herein shall have the meanings assigned thereto in the Policy.

Annex C: Illustration of Black Out Period

June

M	TU	W	TR	F	SA	SU
				1	2	3
4	5	6	7	8	9	10
11	12	13	14	15	16	17
18	19	20	21	22	23	24
25	26	27	28	29	30

July

M	TU	W	TR	F	SA	SU
						1
2	3	4	5	6	7	8
9	10	11	12	13	14	15
16	17	18	19	20	21	22
23	24	25	26	27	28	29
30	31

Key Dates
Last day of fiscal quarter: June 30
Earnings release date: July 24 (pre-market)
Assuming no special Black Out Period has been designated.
First day of Black Out Period: June 20
Last day of Black Out Period: July 25